Dear Colleagues and Shareholders -
I am writing to let you know that I have recently been diagnosed with cancer. That’s the bad news. The good news is that I feel good and my doctors are confident that my condition is curable. Fortunately, the cancer was caught very early, is confined to the original site, and there is no indication that it has spread.
My treatment plan is not set in stone, but at this time it appears I will be undergoing surgery and recovery is expected to take approximately 4-6 weeks. During my treatment and recovery period, Matt Owens, my partner and co-founder of Extraction, will assume the role of acting CEO with the Board’s full support.
As you all know, our entire senior leadership team is second to none, our full team is focused on executing our winning strategy, and together we have become an industry leader in innovation and next-generation operational design. With these truths giving courage to us all, I can rest easy with confidence our company will move forward as a focused team and deliver first-class results for our shareholders.
I appreciate all the support from our shareholders and want to thank every Extraction employee for the devotion to safety and responsibility you bring to our company every day. My greatest professional pride is having founded this wonderful company with Matt, and having the opportunity to bring together such a dedicated and exceptional group of people who have proven the power of Extraction in action.
Mark A. Erickson